Exhibit 10.2
TERMS FOR 2011 OPTION QUARTERLY, ANNUAL GRANTS
STOCK OPTION TERMS
FOR A NON-QUALIFIED STOCK OPTION (NQSO)
UNDER THE MERCK & CO. INC. 2010 INCENTIVE STOCK PLAN

These Terms apply to the 2011 Quarterly and Annual Stock Option Grants. They may be amended by the Merck Compensation and Benefits Committee of the Board of Directors as permitted by the ISP.
This is a summary of the terms applicable to the stock option specified in this document. Different terms may apply to any prior or future stock option.
I. GENERAL INFORMATION
This stock option becomes exercisable in equal installments (subject to a rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II.
Eligibility: Eligibility for grants is determined under the Merck & Co. Inc. 2010 Incentive Stock Plan for employees of the Company, its subsidiaries, its affiliates or its joint ventures if designated by the Compensation and Benefits Committee of Merck’s Board of Directors, or its delegate (the “Committee”)
II. TERMINATION OF EMPLOYMENT
A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire unless exercised before the New York Stock Exchange closes (the “Close of Business”) on the day before the same day of the third month (“Within Three Months”) after the date of the termination (but in no event after the expiration of the Option Period). Close of Business for any day on which the New York Stock Exchange is not open means the close of business prior to that date when the Exchange is open. Where there is no corresponding day of a month, the last day of the month is deemed to be the same day as a later day (e.g., November 28, 29 and 30 all correspond to February 28 in non leap years). If you are rehired by the Company or JV, this option nevertheless will expire unless exercised Within Three Months, or the original Expiration Date if earlier.
B. Retirement. If you retire from service with the Company on a date that is at least six months later than the Grant Date, this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the termination date or (b) its original Expiration Date. For participants in a U.S.-based tax-qualified defined benefit retirement plan, “retire” means to terminate employment at a time that qualifies as a disability, early, normal or late retirement according to the terms of that plan as in effect from time to time. For other grantees, “retire” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
C. Involuntary Termination. If your employment is terminated by the Company and the Company determines that such termination was involuntary, including the result of a restructuring or job elimination, but excluding non-performance of your duties and the reasons listed under paragraphs B or D through G, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the one year anniversary of the date your employment ends, but in no event later than the original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
D. Sale. If your employment is terminated and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the portion of this stock option that would have become exercisable within one year of the date your employment terminated according to the original schedule will vest immediately upon such termination. Whether already vested on the date your employment terminates or vested as a result of such sale, this stock option will expire the day before the first anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Committee may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
E. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.
F. Death. If your employment terminates as a result of your death, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the day before the first anniversary of your death, even if such date is later than the Original Expiration date. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death).
G. Disability. If your employment is terminated and the Company determines that such termination resulted from your inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the day your employment terminates and (b) its original Expiration Date. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this option nevertheless will expire according to this paragraph notwithstanding such rehire.
H. Change in Control. If the Company involuntarily terminates your employment without Cause before the second anniversary after the closing of a change in control, each unvested Stock Option that is outstanding immediately prior to the change in control will immediately become fully vested and exercisable. All options, including options vested prior to such time, will expire on the day before the fifth anniversary of the termination of your employment following a change in control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, involuntary termination, sale, misconduct, death or disability, as described in paragraphs B, D, E, F and G above or termination prior to a change in control. If this stock option does not remain outstanding following the change in control and is not converted into a successor stock option, then you will be entitled to receive cash for this option in an amount at least equal to the difference between the price paid to stockholders in the change in control and the Option Price of this stock option. A “change in control” has the same meaning that it has under the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).
I. Joint Venture. Employment with a joint venture or other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Company to a JV or from a JV to the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out in paragraphs A through H above apply to this stock option while the option holder is employed by the JV.
III. TRANSFERABILITY
This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms, by executives who hold or who retired within the prior 12 months from a Grade 1 or Section 16 position.
IV. ADMINISTRATION
The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, Incentives hereunder, whether or not such eligible employees are similarly situated.
V. GRANTS NOT PART OF EMPLOYMENT CONTRACT
Notwithstanding reference to grants of incentives in letters offering employment or in specific employment agreements, incentives do not constitute part of any employment contract between the Company or JV and the grantee, whether the employment contract arises as a matter of agreement or applicable law. The value of any grant or of the proceeds of any exercise of Incentives are not included in calculating compensation for purposes of pension payments, separation pay, termination indemnities or other similar payments due upon termination of employment.
This stock option is subject to the provisions of the 2010 Incentive Stock Plan. For further information regarding your stock options, you may access the Merck Global Long-Term Incentives homepage via http://onemerck.com
Unless you notify the Company in writing that you do wish to refuse this grant within 60 days of the Grant Date, you will be deemed to acknowledge that you have read, understood and agree to all of the terms, conditions and provisions of this document and the Merck & Co., Inc. 2010 Incentive Stock Plan.
If you wish to reject this grant, you must send your written notice of rejection to the Company at:
Attention: Global Executive Compensation and Benefits
Merck & Co., Inc.
One Merck Drive, WS1F-38
Whitehouse Station, New Jersey, U.S.A. 08889

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